AGREEMENT AND PLAN OF EXCHANGE



         This Agreement and Plan of Exchange (the "Agreement"), dated as of October 29, 1996, between American Public Life Insurance Company, a Mississippi insurance corporation (the "Company"), and American Public Holdings, Inc., a Mississippi corporation (the "Holding Company"), which was formed by the Company for the purpose of consummating the transfers contemplated by this Agreement (the "Exchange").

                                                     Recitals

         The Company, a publicly held corporation engaged in the business of insurance, is authorized to issue 500,000 shares of Common Stock. As of the date of this Agreement, 53,869 shares of Company Common Stock are issued and outstanding.

         The Holding Company is a Mississippi corporation that was recently formed for the purpose of effecting the transactions contemplated by this Agreement. The Holding Company is authorized to issue 50,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock. As of the date of this Agreement, all of the issued and outstanding shares of Common Stock of the Holding Company are owned by the Company.

         The  respective  Boards of  Directors  of the  Company  and the Holding
Company have determined that it is desirable and in the best interests of each of the corporations and their stockholders to effect the transactions contemplated by this Agreement. Pursuant to this Agreement, each outstanding share of Common Stock of the Company, other than those shares held in the treasury of the Company and those shares as to which rights of dissent have been exercised, shall be converted and exchanged for one (1) share of Common Stock of the Holding Company, and all of the outstanding shares of Common Stock of the Company will be held by the Holding Company (the "Exchange"). As used herein, the Effective Time shall mean the date and time that the Exchange becomes effective in accordance with ss.83-19-119 of the Mississippi Code of 1972, as amended, as described more specifically in Article II F. hereof.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Company and the Holding Company agree as follows:

                                                     ARTICLE I
                                                  REPRESENTATIONS

         A.       Holding Company.  The Holding Company hereby represents that
a) it is a corporation duly organized under the laws of Mississippi; (b) it has its registered office and principal office at 2305 Lakeland Drive, Jackson, Mississippi; (c) its authorized capital stock

199180.1/07964.98735
                                                         1

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consists of 50,000,000  shares of Common Stock, no par value  ("Holding  Company
Common Stock"), and 25,000,000 shares of Preferred Stock, par value of $1.00 per share ("Holding Company Preferred Stock"); (d) there is as of the date of this Agreement one (1) share of Holding Company Common Stock issued and outstanding and no shares of Holding Company Preferred Stock issued and outstanding; and (e) no additional shares of Holding Company Common Stock or Holding Company Preferred Stock will be issued and outstanding prior to the Effective Time.

The Company. The Company hereby represents that (a) it is a Mississippi insurance company duly organized under the laws of Mississippi and authorized to conduct the business of life and health insurance; (b) it has its principal office and registered office at 2305 Lakeland Drive, Jackson, Mississippi; (c) the authorized capital stock of the Company consists of 500,000 shares of Common Stock, par value of $20.00 per share (the "Company Common Stock"); (d) there are as of the date of this Agreement 53,869 shares of Company Common Stock issued and outstanding, and no shares of Company Common Stock shall be issued or redeemed prior to the Effective Time of the Exchange; (e) the Company presently owns one (1) share of the Holding Company Common Stock; and (f) at all times prior to the Effective Time, the Company will own such Holding Company Common Stock.

                                                    ARTICLE II
                                                     EXCHANGE

         A. Undertakings. As soon as is practicable, the parties, through their respective officers and directors, shall submit this Agreement to the Mississippi Commissioner of Insurance (the "Commissioner") for his approval. Each of the parties shall take every reasonable and necessary action to secure the approval of this Agreement by the Commissioner.

         The parties, through their respective officers and directors, shall execute and file with the appropriate state officials of any other state all the documents and papers necessary and required by any such state and shall take every reasonable and necessary step and action to comply with and to secure any required approval of this Agreement and the transactions contemplated herein as may be required by the statutes, rules and regulations of any such state.

         The Company shall prepare and deliver to its stockholders a Proxy Statement/Prospectus meeting the requirements of applicable law.

         B. Exchange and Conversion. At the Effective Time, upon the terms and conditions set forth in the provisions of this Agreement, each outstanding share of Company Common Stock (other than shares held in the treasury of the Company and shares as to which rights of dissent have been exercised) shall be converted into one (1) share of Holding Company Common Stock.

         C. Effect of the Exchange on the Company. From and after the Effective Time:

                  (1) All issued and outstanding Company Common Stock, subject to the exercise of right of dissent by a stockholder of the Company, shall immediately, by operation of law and without any conveyance, transfer, or further action, become the property of the Holding Company;

                  (2) The Articles of Incorporation and Bylaws of the Company shall continue in full force and effect following the Exchange until amended or repealed;

                  (3) The business presently conducted by the Company shall, subject to the actions of the Board of Directors and officers of the Company, continue to be conducted by the Company as a wholly-owned subsidiary of the Holding Company; and

                  (4) The directors and officers of the Company and the Holding Company, respectively, immediately prior to the Effective Time shall continue in their respective positions with the Company and the Holding Company, respectively. A list of directors of the Company and the Holding Company, their addresses, and terms of office is attached to this Agreement as Exhibit 1.

         D.       Stock.  At the Effective Time:

                  (1) Each issued and outstanding share of Company Common Stock other than shares held in the treasury of the Company and shares as to which rights of dissent shall have been exercised, shall, without any action on the part of the holder thereof, become and be converted into one (1) share of Holding Company Common Stock, and all outstanding certificates representing shares of Company Common Stock thereafter shall represent the right to receive certificates representing shares of Holding Company Common Stock at the rate of one (1) share of Holding Company Common Stock for each share of Company Common Stock.

                  (2) The issued and outstanding shares of Holding Company Common Stock presently held by the Company shall be canceled and retired.

                  (3) Each issued and outstanding share of Company Common Stock, the holder of which has perfected his right to dissent and receive the "fair value" of such share in accordance with ss.83-19-121 and ss.ss. 79-4-13.01 through 79-4-13.31 of the Mississippi Code of 1972, as amended, copies of which are attached as Exhibit 2 hereto (the "Statutory Dissent Provisions") and has not effectively withdrawn or lost such right as of the Effective Time, shall be entitled to the rights granted by the Statutory Dissent Provisions.

         E.       Issuance of Stock Certificates.

                  (1) As soon as practicable after the Effective Time, the Holding Company shall furnish each person who was a holder of Company Common Stock immediately prior to the Effective Time with a form letter of transmittal to be used to exchange the certificate previously representing their Company Common Stock for certificates representing their ownership of Holding Company Common Stock.

                  (2) Upon the surrender by former stockholders of the Company of certificates previously representing their Company Common Stock accompanied by properly completed and executed letters of transmittal in a form designated by the Holding Company, the Holding Company shall deliver to such stockholders certificates representing the number of shares of the Holding Company Common Stock to which they are entitled pursuant to this Agreement.

                  (3) Until a physical exchange of certificates has occurred, the Holding Company shall be entitled to withhold all distributions, including dividends, to persons holding certificates of stock which before the Exchange represented Company Common Stock.

         F. Effective Time. The Effective Time of the Exchange will be the close of businesson the last day of the month during which the Agreement is recorded by the Commissioner in accordance with ss.83-19-119 of the Mississippi Code of 1972, as amended.

         G. Accounting Treatment. The Exchange will be treated as though a "pooling of interests" for financial reporting purposes.

                                                    ARTICLE III
                                                    CONDITIONS

         Consummation of the Exchange is conditioned upon:

         A. Board Approval. At or prior to the Effective Time, the Company and the Holding Company shall each have duly authorized, approved and ratified this Agreement by a majority vote of their entire Boards of Directors and delivered this Agreement to each other, and such authorization shall not have been revoked or modified at the Effective Time.

         B. Stockholder Approval. The holders of Company Common Stock shall have approved this Agreement by the affirmative vote of at least two-thirds of the outstanding shares of outstanding capital stock at a meeting of the stockholders of the Company; and the holder of the outstanding shares of the Holding Company shall have approved this Agreement; and such approvals shall not have been revoked or modified at the Effective Time; provided, however, that this Agreement shall not be submitted to the stockholders for their approval, unless it has first been approved by the Commissioner.

         C. Registration. The shares of the Holding Company Common Stock to be issued to the holders of the Company Common Stock pursuant to the Exchange either (i) shall have been the subject of a "no-action" position issued by the staff of the Securities and Exchange Commission, or an opinion of counsel to the Holding Company, indicating that the issuance of such Holding Company Common Stock is exempt from registration to Section 3(a)(10) of the

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



Securities Act of 1933 or (ii) shall have been registered with the Securities and Exchange Commission under the Securities Act of 1933.

         D. Resales. The shares of Holding Company Common Stock to be issued pursuant to the Exchange either (i) shall have been the subject of a "no-action" position issued by the staff of the Securities and Exchange Commission, or an opinion of counsel to the Holding Company, to the effect that the shares are not subject to the holding period for restricted securities under SEC Rule 144(d) adopted pursuant to the Securities Act of 1933, or (ii) shall have been registered with the Securities and Exchange Commission under the Securities Act of 1933.

         E. Approvals and Consents. All approvals and consents required for the lawful consummation of the Exchange shall have been received from the Commissioner, and any other federal or state official.

         F. Tax Status. The Company shall have received an opinion from Deloitte & Touche LLP to the effect that, for federal income tax purposes, the Exchange will be treated as a nontaxable transaction under the Internal Revenue Code of 1986 (the "Code"), and related regulations, that the Exchange will not give rise to gain or loss to the stockholders of the Company (except to the extent of any cash received), that the basis of the shares of the Holding Company Common Stock to be received in the Exchange will, in each instance, include the basis of the respective shares of Company Common Stock exchanged therefor, that the holding period of the shares of the Holding Company Common Stock to be received in the Exchange will, in each instance, include the holding period of the respective shares of Company Common Stock exchanged therefor, and the consummation of the transactions in connection with the Exchange will not constitute a distribution from the policyholders or stockholders surplus of the Company within the meaning of Section 815 of the Code and such opinion will not have been withdrawn prior to the Effective
Time.

         G. Dissents. The holders of fewer than 10% of the shares of Company Common Stock shall have properly exercised dissenters' rights under the Statutory Dissent Provisions.

         H. Performance. Each of the parties shall have performed and complied with all the obligations imposed upon it hereunder which are to be complied with or performed on or before the Effective Time.

         I. State Securities Laws. The Holding Company shall have complied with all applicable state securities or "blue sky" laws relating to the issuance and distribution of Holding Company Common Stock.

         J. Accounting Treatment. The Company shall have received an opinion from Deloitte & Touche LLP to the effect that the Exchange will be treated as though a "pooling of interests" for financial reporting purposes.

         K. Opinion of Counsel. The Company and the Holding Company shall have received an opinion of counsel to the effect that: (i) the Company and the Holding Company are duly organized, validly existing and in good standing under the laws of the State of Mississippi; (ii) the Agreement has been duly authorized and validly executed and delivered by the Company and the Holding Company, and constitutes a valid, legal and enforceable obligation of both parties in accordance with its terms, except as such may be limited by any future proceedings under bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally; (iii) all shares of Holding Company stock to be issued in the Exchange, when issued in accordance with this Agreement shall be legally and validly issued, fully paid and nonassessable shares; and (iv) to the best knowledge of such counsel, execution and delivery of this Agreement and performance hereunder, shall not conflict with, or constitute a default under, the Articles of Incorporation of the Company, the Articles of Incorporation of the Holding Company, the Bylaws of the Company or the Holding Company, or any material agreement to which either the Company or the Holding Company is a party.


                                                    ARTICLE IV
                                                    TERMINATION

         A. This Agreement may be terminated at any time prior to the Effective Time (whether before or after any approval by the stockholders of the Company);

                  (1) at the option of either the Company or the Holding Company if any one (1) or more of the conditions to the obligations of any of them under this Agreement shall not have been satisfied and shall not be waived at or prior to the Effective Time;

                  (2)      by the mutual consent of the parties;

                  (3) by the Company or by the Holding Company if any suit, action, or other proceeding shall be pending or threatened by the federal government or by a state government before any court or governmental agency in which it is sought to restrain, or prohibit, or otherwise affect the consummation of this Exchange, or any legal proceeding pending or threatened before any court or other governmental body seeking to enjoin or prohibit the reorganization and Exchange contemplated herein, or which might restrict the operation of the business of the Company or the Holding Company or the ownership of Company stock or the exercise of any rights with respect thereto by the Holding Company, or to subject any of the parties, their directors or officers to any liability, fine or forfeiture arising out of the transactions contemplated hereby, or asserting that the parties hereto or their directors or officers, have breached or will breach any applicable law or regulation, or have otherwise acted improperly in connection with the transactions contemplated hereby.



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



         B. An election by a party hereto to terminate this Agreement and abandon the Exchange and reorganization as provided in this article shall be exercised on behalf of such corporation by its Board of Directors.

         C. In the event of the termination and abandonment of this Agreement pursuant to the provisions of this article the Agreement shall become void and have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers or stockholders.

                                                     ARTICLE V
                                                   MISCELLANEOUS

         A. Costs and Expenses. Each party shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.

                  (1) No director, officer, agent or employee of either the Company or the Holding Company shall receive any fee, commission, or other compensation or valuable consideration whatever for aiding, promoting or assisting in the promotion of the Exchange.

                  (2)  Employees  of  the  Company  and  the  Holding   Company,
accountants, attorneys and others who render customary professional services in the preparation and consummation of the Exchange shall be entitled to compensation but such compensation shall not extend to activities that promote the Exchange.

         B. Waiver and Amendment. Any of the terms or conditions of this Agreement, which legally may be waived, may be waived at any time by the party that is entitled to the benefit of such terms or conditions. Any of such terms or conditions may be amended in whole or in part at any time, to the extent authorized by applicable law, rules and regulations, by an agreement in writing, executed in the same manner as this Agreement.

         C. Counterparts. This Agreement may be executed by the parties in any number of separate counterparts, each of which shall be an original, but such counterparts together shall constitute one (1) and the same instrument.

         D. Headings. The article and section headings contained in this Agreement are for reference purposes only and should not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

         E. Controlling Law. The laws of the State of Mississippi, without reference to its choice of law principles, shall be controlling on the construction and operation of this Agreement.

         F. Further Efforts. The parties agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances are deemed necessary, the party

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



requested to do so shall provide such executed instruments or do all things necessary to properly carry out the purposes of this Agreement.

         G. Merger Clause. This Agreement embodies the entire Agreement among the parties and there have been and are no agreements, representations or warranties among the parties other than those contained herein.

         IN WITNESS WHEREOF, the Company and the Holding Company have entered into this Agreement on November 7, 1996.

    AMERICAN PUBLIC LIFE INSURANCE COMPANY




    By:
       Johnny H. Williamson, Its President

ATTEST:


Joseph C. Hartley, Jr., Its Secretary




    AMERICAN PUBLIC HOLDINGS, INC.



  By:
     Johnny H. Williamson, Its President

ATTEST:


Joseph C. Hartley, Jr., Its Secretary




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



                                                   EXHIBIT INDEX


NO.                        ITEM

1.                         Directors of the Company and Holding Company

2.                         Statutory Dissent Provisions

Exhibit 1
Directors of the Company and Holding Company

         Set forth below is a complete list of the members of the Board of Directors of American Public Holdings, Inc., as of the date of the Agreement and Plan of Exchange of which this Exhibit is a part.


Warren I. Hammett        Garry V. Hughes            F. Harrell Josey, D.V.M.
3000 Old Leland Road     P.O. Box 30                P.O. Box 231
Greenville, MS 38701     Louisville, MS 39339       Starkville, MS 39759
Frank K. Junkin, Jr.     David A. New, Jr.          David A. New, Sr.
262 Quitman Road         P.O. Box 1487              P.O. Box 1487
Natchez, MS 39120        Natchez, MS 39121          Natchez, MS 39121
Paul H. Watson, Jr.      Johnny H. Williamson
P.O. Box 5487            104 Pine Court
Greenville, MS 38701     Brandon, MS 39042


         Set forth below is a complete list of the members of the Board of Directors of American Public Life Insurance Company, as of the date of the Agreement and Plan of Exchange of which this Exhibit is a part.


Warren I. Hammett         Garry V. Hughes            F. Harrell Josey, D.V.M.
3000 Old Leland Road      P.O. Box 30                P.O. Box 231
Greenville, MS 38701      Louisville, MS 39339       Starkville, MS 39759
Frank K. Junkin, Jr.      David A. New, Jr.          David A. New, Sr.
262 Quitman Road          P.O. Box 1487              P.O. Box 1487
Natchez, MS 39120         Natchez, MS 39121          Natchez, MS 39121
Paul H. Watson, Jr.       Johnny H. Williamson
P.O. Box 5487             104 Pine Court
Greenville, MS 38701      Brandon, MS 39042


         Each director will serve until the 1997 Annual Meeting or until his successor is chosen and shall qualify.

Exhibit 2
Statutory Dissent Provisions


1.  Miss. Code Ann. ss.83-19-121

2.  Miss. Code Ann. ss.ss. 79-4-13.01 through 79-4-13.31

83-19-121.  Rights of dissenters.

         Any shareholder of any domestic stock insurance company which is a party to a merger, consolidation or exchange of securities as described in sections 83-19-99 to 83-19- 123 shall have the right to dissent and receive fair value for his shares by complying with the procedure set forth in section 79-3-161, Mississippi Code of 1972.

                                         ARTICLE 13 OF TITLE 79, CHAPTER 4
                                                DISSENTERS' RIGHTS

                   Subarticle A. Right to Dissent and Obtain Payment for Shares

79-4-13.01 DEFINITIONS--ln this Article:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

         ( 3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         79-4-13.02 RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

         (i) Alters or abolishes a preferential right of the shares;

         (ii)  Creates,  alters or  abolishes a right in respect of  redemption,
including  a  provision   respecting  a  sinking  fund  for  the  redemption  or
repurchase, of the shares;

         (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fraction share so created is to be acquired for cash under
Section 79-4-6.04; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either
(i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

         (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         79-4-13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                    Subarticle B.  Procedure for Exercise of Dissenters' Rights

         79-4-13.20 NOTICE OF DISSENTERS' RIGHTS. --(a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

         79-4-13.21 NOTICE OF INTENT TO DEMAND PAYMENT.-- (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

         (b) A shareholder  who does not satisfy the  requirement  of subsection
(a) is not entitled to payment for his shares under this article.

         79-4-13.22 DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

         (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more that sixty (60) days after the date the subsection (a) notice is delivered; and

         (5) Be accompanied by a copy of this article.

         79-4-13.23 DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required. each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

         79-4-13.24 SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertified shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         79-4-13.25 PAYMENT.--(a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b) The payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
         (2) A statement of the corporation's estimate of the fair value of the shares; (3) An explanation of how the interest was calculated; (4) A statement of the dissenters' right to demand payment under Section 79-4-13.28; and (5) A copy of this article.

         79-4-13.26 FAILURE TO TAKE ACTION.--(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79- 4-13.22 and repeat the payment demand procedure.

         79-4-13.27 AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

         79-4-13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under
Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

         (1)  The  dissenter   believes  that  the  amount  paid  under  Section
79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

                                    Subarticle C. Judicial Appraisal of Shares

         79-4-13.30 COURT ACTION.--(a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

         79-4-13.31 COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the  corporation  and in favor of any or all  dissenters if
the  court  finds  the  corporation  did  not  substantially   comply  with  the
requirements of Sections 79-4-13.20 through 79-4-13.28; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.